Exhibit 10.4

Amendment to James D. Small’s Employment Agreement

This AGREEMENT (the “Amendment”), dated as of March 30, 2016 (the “Effective Date”), is between Overseas Shipholding Group, Inc. (the “Company”) and James D. Small III (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement, dated February 13, 2015 (the “Employment Agreement”).

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in accordance with Section 13(c) thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Section 3(b) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

In addition to the Base Salary, with respect to each fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), with a target Annual Bonus (the “Target Bonus”) for 2016 of 125% of Base Salary and for 2017 and thereafter of 100% of Base Salary.  Actual Annual Bonuses will be based on the achievement of annual individual, business unit and Company performance objectives established by the Board pursuant to the Company’s annual incentive plan and subject to increase or decrease based on performance factors as set forth therein, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus. For fiscal year 2015, the Annual Bonus period will begin as of January 1, 2015. For fiscal year 2016, the Annual Bonus will be guaranteed to be paid at an amount not less than $150,000. Notwithstanding anything to the contrary herein, the Annual Bonus shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Annual Bonus relates.

2.	Section 3(d) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

During the term of employment, the Executive may periodically be recommended to receive equity grants in the form of nonstatutory stock options, restricted stock, restricted stock units, or performance stock units, subject to the Board’s approval and further subject to NYSE or other rules and regulations related to the timing of grants. Any such grants will be subject to terms and conditions approved by the Board upon the recommendation of the Compensation Committee. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan (the “Plan”) and in the grant agreement evidencing such grants, subject to Section 6(a) hereof. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the awards will be adjusted in a manner consistent with adjustments made generally to similar awards under the Plan held by senior executives of the Company.  The grant for 2016 will have a value of $900,000 and the grant for 2017 and thereafter will have a value of 100% of Base Salary, in each case as determined by the Company consistent with past practice. One-third of each grant shall be in the form of stock options, one-third in time-based restricted stock units and one-third in performance-based restricted stock units. Vesting will be over a three year period, in equal one-third portions, as outlined in the individual equity agreements; provided that, in the case of performance-based restricted stock units granted after January 1, 2016, grants shall vest at the end of a three year period unless otherwise specified in the related individual equity agreements.

3.	Section 6(a)(C) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

Bonus Payment.  In a single lump sum within 30 days following the Date of Separation from Service a one-time amount equal to the Target Bonus as in effect for the year in which the Date of Separation from Service occurs (provided, however, that for any Separation from Service effective prior to January 1, 2018, such amount shall be equal to 150% of the Base Salary in effect as of immediately prior to such Separation from Service) (such lump sum, the “Separation Payment”).

4.	Section 6(a)(D) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

Vesting of Equity Awards.  Notwithstanding anything to the contrary contained in any relevant equity grant agreement, all Option Shares and RSUs (and any other equity based grants or cash in lieu of grants) granted to the Executive, to the extent not otherwise vested, shall be vested (performance-based grants shall vest at target levels) as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, death or Disability (the “Accelerated Vesting”).

5.	Except as provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

6.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

James D. Small III
/s/James D. Small III

Overseas Shipholding Group, Inc.

/s/Ian T. Blackley
Name: Ian T. Blackley
Title: President & CEO

Signature Page to Amendment